REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Multi-State
Municipal Trust (Oppenheimer New Jersey Municipal Fund, Oppenheimer Pennsylvania Municipal Fund and Oppenheimer Rochester National Municipals) was held at which the eleven Trustees identified below were elected to all three Funds (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                                    FOR              WITHHELD                 TOTAL
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
TRUSTEES
Matthew P. Fink                                175,667,885.732         2,649,816.086       178,317,701.818
Robert G. Galli                                175,575,987.694         2,741,714.124       178,317,701.818
Phillip A. Griffiths                           175,696,592.906         2,621,108.912       178,317,701.818
Mary F. Miller                                 175,661,836.535         2,655,865.283       178,317,701.818
Joel W. Motley                                 175,728,376.905         2,589,324.913       178,317,701.818
John V. Murphy                                 175,688,849.988         2,628,851.830       178,317,701.818
Kenneth A. Randall                             175,563,282.546         2,754,419.272       178,317,701.818
Russell S. Reynolds, Jr.                       175,548,818.946         2,768,882.872       178,317,701.818
Joseph M. Wikler                               175,760,575.604         2,557,126.214       178,317,701.818
Peter I. Wold                                  175,738,187.053         2,579,514.765       178,317,701.818
Clayton K. Yeutter                             175,596,113.306         2,721,588.512       178,317,701.818

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PROPOSAL NO. 2
          FOR                 AGAINST                  ABSTAIN      BROKER NON-VOTE                 TOTAL
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
2A: Proposal to change the policy on Borrowing
20,108,217.862          1,408,789.720              866,086.903        6,836,704.000         29,219,798.485
2B: Proposal to change the policy on Concentration of Investments
20,803,475.688            734,601.509              845,017.288        6,836,704.000         29,219,798.485
2H: Proposal to change the policy on Lending
20,337,630.975          1,158,114.351              887,349.159        6,836,704.000         29,219,798.485
2K: Proposal to change the policy on Real Estate and Commodities
20,502,698.549            974,366.185              906,029.751        6,836,704.000         29,219,798.485
2L: Proposal to change the policy on Senior Securities
20,791,446.254            661,314.765              930,333.466        6,836,704.000         29,219,798.485
2O: Proposal to eliminate the policy on Investment Percentage Restrictions
20,732,098.169            692,923.766              958,072.550        6,836,704.000         29,219,798.485